Exhibit 4.2

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [●], 2014, by and among Glori Acquisition Corp., a Delaware corporation (the “Purchaser”), Glori Energy Inc., a Delaware corporation and, after giving effect to the consummation of the transactions contemplated by the Merger Agreement (as hereinafter defined), a wholly-owned subsidiary of the Purchaser (“Glori”), Infinity-C.S.V.C. Management Ltd., in its capacity under the Merger Agreement as the INXB Representative (including any successor INXB Representative appointed pursuant to and an in accordance with Section 11.11 of the Merger Agreement, the “INXB Representative”), and Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Merger Agreement.

WHEREAS, on January 8, 2014, the Purchaser, Glori and the INXB Representative entered into a Merger and Share Exchange Agreement (as it may be amended, the “Merger Agreement”) along with Infinity Cross Border Acquisition Corporation, a British Virgin Islands business company with limited liability (the “Parent”), and Glori Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), pursuant to which the parties agreed, subject to the terms and conditions set forth therein, (a) that the Parent will merge with and into the Purchaser, with the Purchaser as the surviving corporation (the “Redomestication Merger”), and then (b) that Merger Sub will merge with and into Glori, with Glori as the surviving corporation and a wholly-owned subsidiary of the Purchaser (the “Transaction Merger” and together with the “Redomestication Merger”, the “Transactions”);

WHEREAS, to secure assets for the payment of the parties’ post-Closing indemnification obligations under the Merger Agreement, in accordance with the Merger Agreement, certain shares of Purchaser Common Stock are being issued in the name of the former stockholders and warrantholders of Glori (the “Company Holders”) and deposited into an escrow account (the “Escrow Account”) to be held by the Escrow Agent as hereinafter provided;

WHEREAS, the Purchaser has appointed Continental Stock Transfer & Trust Company as its exchange agent (in such capacity, the “Exchange Agent”) for the Transaction Merger pursuant to and in accordance with the Exchange Agent Agreement, dated as of [●], by and between the Purchaser and the Exchange Agent;

WHEREAS, as provided in the Merger Agreement, the Parent, the Purchaser and Merger Sub have appointed the INXB Representative as their true and lawful agent and attorney-in-fact, effective as of the Transaction Effective Time, in connection certain matters arising from the transactions contemplated by the Merger Agreement (including the power to act for the Purchaser on behalf of pre-Closing equity holders of the Purchaser in matters related to this Agreement); and

WHEREAS, the Escrow Agent is willing to administer the escrow under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1.          Appointment. Glori and the INXB Representative hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby agrees to perform the duties of their escrow agent under this Agreement. The escrow services to be rendered by the Escrow Agent under this Agreement will not begin until the Escrow Agent has received the documentation necessary to establish the Escrow Account on its books and has received the escrow property in accordance with this Agreement.

Section 2.          Delivery of Escrow Amounts. Pursuant to Section 2.15 of the Merger Agreement, on the Closing Date after giving effect to the Redomestication Merger, the Purchaser shall deposit with the Escrow Agent 688,603 shares of Purchaser Common Stock (such shares, along with any equity securities thereafter paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”). Upon its receipt of the Escrow Shares, the Escrow Agent shall send a written acknowledgement of its receipt to Glori and the INXB Representative. The Escrow Agent shall hold, invest and disburse the Escrow Property in accordance with the terms and conditions of this Agreement. For purposes of this Agreement, the “Escrow Property” means the Escrow Shares along with any dividends, distributions or other income thereon other than ordinary income distributions previously distributed in accordance with Section 3 (the “Earnings”), as reduced by any disbursements of such Escrow Shares or Earnings from the Escrow Account by the Escrow Agent in accordance with the terms of this Agreement.

Section 3.          Maintenance of the Escrow Amount and the Escrow Property. During the term of this Agreement, the Escrow Agent shall hold the Escrow Property in the Escrow Account and shall not transfer, lend or otherwise subject to a Lien any of the Escrow Property except until and to the extent that they are disbursed in accordance with Section 4. Any ordinary income dividends with respect to the Escrow Shares shall be delivered currently to the Exchange Agent for distribution to the Company Holders in accordance with the Merger Agreement. The Escrow Shares shall be listed in the names of the appropriate Company Holders, and the appropriate Company Holders shall be entitled to vote the Escrow Shares. Except as Glori and the INXB Representative may otherwise agree in writing, no part of the Escrow Property may be withdrawn except as expressly provided in this Agreement.

Section 4.          Delivery of the Escrow Property. The Escrow Agent shall hold the Escrow Property and shall deliver the Escrow Property to either the Purchaser or the Exchange Agent (for further distribution to the Company Holders in accordance with the Merger Agreement), as applicable, in accordance with the following procedures:

(a)          Glori and the INXB Representative agree that, if at any time at or prior to 11:59 p.m. New York City time on the one (1) year anniversary of the Closing Date (the “Expiration Date”), the INXB Representative on behalf of a Purchaser Indemnified Party or Glori on behalf of a Company Indemnified Party (the INXB Representative and Glori in such capacity each referred to herein as a “Notifying Person”) seeks to assert a claim for indemnification under Article VII of the Merger Agreement (an “Indemnification Claim”), the following shall apply:

(i)          The Notifying Person shall deliver to the Escrow Agent and, (x) if the Notifying Person is the INXB Representative, Glori on behalf of the Company Indemnifying Party, or (y) if the Notifying Person is Glori, the INXB Representative on behalf of the Purchaser Indemnifying Party (such Person entitled to receive notice under clauses (x) or (y) as applicable, the “Notified Person”), a written notice (a “Claim Notice”) of such Indemnification Claim, which Claim Notice shall include (A) a reasonable description of the facts and circumstances which relate to the subject matter of such Indemnification Claim to the extent then known and (B) the amount of Losses suffered by the Indemnified Party in connection with the Indemnification Claim to the extent known or reasonably estimable (provided, that the Notifying Person may thereafter in good faith adjust the amount of Losses with respect to the Indemnification Claim by providing a revised Claim Notice to the Notified Person and the Escrow Agent) (such amount, as it may be adjusted, the “Indemnification Claim Amount”); provided, that, the copy of the Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnifying Party or the Indemnified Party described in clause (A).

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(ii)          Unless the Notified Person provides a written notice objecting to such Indemnification Claim (an “Objection Notice”) during the Objection Period (as defined below) in accordance with Section 4(a)(iv) hereof, the Escrow Agent shall promptly (in any event within three (3) Business Days) after the expiration of the Objection Period (or, if during the Objection Period, the Notified Person provides affirmative written instructions to the Escrow Agent to release such Escrow Property from the Escrow Account, promptly (in any event within three (3) Business Days) after the Escrow Agent’s receipt of such instructions from the Notified Person), distribute out of the Escrow Property the Indemnification Claim Amount to, (A) if the INXB Representative is the Notifying Person, the Purchaser or, (B) if Glori is the Notifying Person, the Exchange Agent for distribution to the Company Holders in accordance with the Merger Agreement.

(iii)         If the Notified Person provides an Objection Notice during the Objection Period that disputes only a portion of the Indemnification Claim Amount, the Escrow Agent shall promptly (in any event within three (3) Business Days) after its receipt of the Objection Notice, distribute out of the Escrow Property the undisputed portion of the Indemnification Claim Amount to, (A) if the INXB Representative is the Notifying Person, the Purchaser or, (B) if Glori is the Notifying Person, the Exchange Agent for distribution to the Company Holders in accordance with the Merger Agreement.

(iv)         If the Notified Person objects to the Indemnification Claim made in a Claim Notice, the Notified Person shall deliver concurrently to the Escrow Agent and the Notifying Person an Objection Notice (which notice provided to the Notifying Person, but not the Escrow Agent, shall include an attachment with a description, in reasonable detail, of the facts upon which such objection is based) by 11:59 p.m. New York City time on the thirtieth (30th) day after the delivery of the Claim Notice (the date of the delivery of the Claim Notice through such time, the “Objection Period”). If the Notified Person timely disputes an Indemnification Claim, Glori and the INXB Representative shall resolve the dispute in accordance with the terms of the Merger Agreement. If an Indemnification Claim is in dispute, the Escrow Agent shall not distribute any portion of the Escrow Property with respect to the disputed portion of the Indemnification Claim Amount, until receipt of (i) joint written instructions executed and delivered by the INXB Representative and Glori stating that the dispute has been resolved and that the Indemnified Party has the right to the Indemnification Claim Amount (or some portion thereof) (“Joint Instructions”) or (ii) a copy of a final non-appealable court order from a court of competent jurisdiction establishing the Indemnified Party’s right to the Indemnification Claim Amount (or some portion thereof) pursuant to the Merger Agreement (a “Final Order”). Upon receipt of such Joint Instructions or Final Order, the Escrow Agent shall, without further action on the part of the INXB Representative or Glori, promptly (in any event within three (3) Business Days) disburse the amount of the Escrow Property set forth in the Joint Instructions or the amount of Escrow Property as set forth in the Final Order (less any undisputed amounts already disbursed pursuant to Section 4(a)(iii)), as applicable, to, (A) if the INXB Representative is the Notifying Person, the Purchaser or, (B) if Glori is the Notifying Person, the Exchange Agent for distribution to the Company Holders in accordance with the Merger Agreement.

(v)          The INXB Representative and Glori agree that the INXB Representative shall not be entitled to assert any new claim against the Escrow Property after the Expiration Date; provided, however, that any claim which is the subject of a Claim Notice submitted to the Escrow Agent in accordance with this Section 4 on or prior to the Expiration Date (whether or not formal legal action shall yet have been commenced based upon such claim and whether or not Losses have actually been incurred) shall remain viable against the Escrow Property, subject to final resolution as provided herein and in the Merger Agreement.

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(b)          Promptly after the Expiration Date, the INXB Representative and Glori shall deliver to the Escrow Agent joint written instructions executed by both the INXB Representative and Glori directing the Escrow Agent to deliver to the Exchange Agent for distribution to the Company Holders in accordance with the Merger Agreement, an amount equal to the excess (if any) of the remaining balance of the Escrow Property, over the aggregate Reserved Amount (as hereinafter defined) as of 11:59 p.m. (ET) on the Expiration Date in accordance with Section 4(c) below). For purposes of this Agreement: (i) a “Pending Claim” shall mean any Indemnification Claim for which, as of the relevant time, either (x) an Objection Notice has been delivered and remains unresolved or (y) the period of time for the delivery of an Objection Notice has not yet expired; (ii) an “Unpaid Claim” shall mean an Indemnification Claim for which, as of the relevant time, the Escrow Agent is required pursuant to this Section 4 to make a payment to the Indemnified Parties, but for which the Escrow Agent has not yet made such payment; and (iii) the “Reserved Amount” shall mean the aggregate dollar amount for all Pending Claims (less any undisputed amounts already distributed pursuant to Section 4(a)(iii)) and Unpaid Claims as of the relevant time. Promptly after the final resolution of all Pending Claims, the Escrow Agent shall disburse any remaining Escrow Property in the Escrow Account to the Exchange Agent (for distribution to the Company Holders in accordance with the Merger Agreement).

(c)          Any amount of Escrow Property required to be delivered to the Purchaser or the Exchange Agent (for further distribution to the Company Holders in accordance with the Merger Agreement) pursuant to this Section 4 shall be delivered by the Escrow Agent pursuant to such delivery instructions as provided by the INXB Representative with respect to the Purchaser or Glori with respect to the Exchange Agent. The Escrow Property in the Escrow Account shall be disbursed in the following priority: (i) first, disbursements will be made using the Escrow Shares; and (ii) then, once the Escrow Shares have been fully disbursed from the Escrow Account, any disbursements shall be made with other property held in the Escrow Account.

(d)          For purpose of this Agreement, (i) the “Purchaser Share Price” shall mean the average closing trade price per share of Purchaser Common Stock as listed by NASDAQ (or any successor exchange or quotation system on which the Purchaser Common Stock is listed or quoted) for the twenty (20) day trading period ending on the trading day immediately prior to the date of determination and (ii) the “Final Resolution Date” means the date that an Indemnification Claim is finally determined in accordance with Section 4(a): (A) if no Objection Notice is delivered by the Notified Person, the 31st day after the date that the Claim Notice is delivered, (B) if prior to the date described in clause (A) above, the Notified Person provides affirmative written instructions to the Escrow Agent to release the Escrow Property for the amount set forth in the Claim Notice, the date that the Escrow Agent receives such written instructions, (C) if the Notified Person provides an Objection Notice that disputes only a portion of the Indemnification Claim Amount, with respect to the undisputed portion of such Indemnification Claim Amount, the date that the Escrow Agent receives such Objection Notice, or (D) with respect to any disputed Indemnification Claim Amount, either (I) the date that the Escrow Agent receives Joint Instructions or (II) the date of the Final Order. For any Escrow Shares to be disbursed under this Agreement with respect to Indemnification Claims, the Escrow Shares shall be valued at the Purchaser Share Price as of the Final Resolution Date of such Indemnification Claim. For the determination of the Escrow Shares to be withheld for the Reserved Amount, the Escrow Shares shall be valued at the Purchaser Share Price as of the first day after the Expiration Date.

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(e)          The Escrow Agent shall rely exclusively on instructions provided in the joint written instructions executed and delivered by both the INXB Representative and Glori as to the amount and recipient of any distribution of Escrow Property pursuant to this Section 4, or the relevant order of any court of competent jurisdiction. The Escrow Agent has no duty or responsibility to calculate any distribution or to confirm the accuracy of any distribution amount so instructed. In the event that the Escrow Agent has any question as to the applicable Purchaser Share Price, the INXB Representative and Glori shall cooperate and promptly provide the Escrow Agent with their good faith determination of the applicable Purchaser Share Price (and in the event of any dispute as to the Purchaser Share Price, the Escrow Agent shall not disburse any Escrow Property until such dispute has been resolved).

(f)          The Escrow Agent shall have the right to deduct and withhold taxes from any payments to be made hereunder if such withholding is required by Law and to request and receive any necessary tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Purchaser or the Company Holders, as applicable.

(g)          If for any reason Glori or the Purchaser is no longer using the Exchange Agent to distribute Escrow Property to the Company Holders, any disbursements hereunder shall be to such Person(s) as designated by Glori for further distribution to the Company Holders in accordance with the Merger Agreement.

Section 5.          Tax Matters. Glori and the INXB Representative agree and acknowledge that, for U.S. federal income tax purposes, the Company Holders shall be the owners of the Escrow Property, and all interest, earnings or income, if any, earned with respect to the Escrow Property while held by the Escrow Agent shall be treated as earned by the Company Holders.

Section 6.          Duties. The Escrow Agent’s duties are entirely ministerial and not discretionary, and the Escrow Agent will be under no duty or obligation to do or to omit the doing of any action with respect to the Escrow Property, except to give notice, provide monthly reports, make disbursements, keep an accurate record of all transactions with respect to the Escrow Property, invest the Escrow Property in accordance with the terms of this Agreement and to comply with any other duties expressly set forth in this Agreement. The Escrow Agent shall not have any interest in the Escrow Property but shall serve as escrow holder only and have only possession thereof. Nothing contained herein shall be construed to create any obligation or liability whatsoever on the part of the Escrow Agent to anyone other than the parties to this Agreement. There are no third party beneficiaries to this Agreement.

Section 7.          Monthly Reports. The Escrow Agent shall provide monthly account statements to Glori and the INXB Representative with respect to the Escrow Account. Glori and the INXB Representative have one hundred twenty (120) days to object in writing to such reports. If no written notice detailing a party's objections has been received by the Escrow Agent within this period, an acceptance of such reports shall be deemed to have occurred.

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Section 8.          Authorized Parties; Reliance. Glori and the INXB Representative agree to provide, on Exhibit A (as it may be amended from time to time) to this Agreement, the names and specimen signatures of those persons who are authorized to issue notices and instructions to the Escrow Agent and execute required documents under this Agreement; provided, that (a) any individual appointed by Glori or the INXB Representative shall be singly authorized on behalf of Glori or the INXB Representative, as the case may be, with respect to matters under this Agreement and (b) Glori and the INXB Representative hereby agree to and for the benefit of each of the other parties that it will, at all times prior to the termination of this Agreement, (i) maintain on file with the Escrow Agent a current certificate of incumbency or other appropriate instrument designating at least two (2) authorized representatives as singularly authorized signatories for Glori or the INXB Representative with respect to matters under this Agreement (including the singular authorization of each such person on behalf of Glori or the INXB Representative to provide instructions to Escrow Agent on behalf of Glori or the INXB Representative to disburse all or any portion of the property in the Escrow Account), and (ii) promptly update any such certificate or instrument to the extent necessary to comply with the foregoing (and promptly provide the other party a copy of such update). The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent is entitled to rely on, and shall be fully protected in relying on, the instructions and notices from any one of the authorized signers, as identified on the attached Exhibit A (as it may be amended from time to time) to this Agreement, from each of Glori and the INXB Representative, either acting alone, until such time as their authority is revoked in writing, or until successors have been appointed and identified by notice in the manner described in Section 14 below.

Section 9.          Good Faith. The Escrow Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Agreement and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

Section 10.       Right to Resign. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving such notice in writing of such resignation specifying a date when such resignation shall take effect, which shall be a date not less than sixty (60) days after the date of the notice of such resignation. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days’ notice to the Escrow Agent by all of the other parties hereto. In either event, Glori and the INXB Representative shall agree upon a successor Escrow Agent. If the INXB Representative and Glori are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of sixty (60) days following the date of resignation or thirty (30) days following the date of removal, the then- acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or otherwise appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Any successor Escrow Agent shall execute and deliver to the predecessor Escrow Agent, Glori and the INXB Representative an instrument accepting such appointment and the transfer of the Escrow Property and agreeing to the terms of this Agreement.

Section 11.       Compensation. The Escrow Agent shall be entitled to receive the fees as set forth on Exhibit B for the services to be rendered hereunder, and to be paid or reimbursed for all reasonable documented out-of-pocket expenses, disbursements and advances, including reasonable documented out-of-pocket attorneys’ fees, incurred or paid in connection with carrying out its duties hereunder, such amounts to be paid by the Purchaser.

Section 12.       Indemnification. The Purchaser hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder.

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Section 13.          Disputes. If a controversy arises between the parties hereto as to whether or not or to whom the Escrow Agent shall deliver all or any portion of the Escrow Property or as to any other matter arising out of or relating to this Agreement or the Escrow Property, the Escrow Agent shall not be required to determine the same, shall not make any delivery of and shall retain the Escrow Property in dispute without liability to anyone until the rights of the parties to the dispute shall have finally been determined by mutual written agreement of Glori and the INXB Representative, or by a final non-appealable judgment or order of any state or federal court located in New York County, New York (or in any court in which appeal from such courts may be taken) but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. The Escrow Agent shall be entitled to assume that no such controversy has arisen unless it has received notice of such controversy or conflicting written notices from the parties to this Agreement.

Section 14.          Notices. Except to the extent expressly set forth herein, all notices and communications hereunder shall be in writing and shall be deemed to be given if (a) delivered personally, (b) sent by facsimile or email (with affirmative confirmation of receipt), (c) sent by recognized overnight courier that issues a receipt or other confirmation of delivery or (d) sent by registered or certified mail, return receipt requested, postage prepaid to the parties as follows:

If to Purchaser, to:	with a copy (which will not constitute notice) to:

Glori Acquisition Corp.
c/o Infinity-C.S.V.C. Management Ltd.
3 Azrieli Center (Triangle Tower)
42nd Floor, Tel Aviv, Israel, 67023
Attn:  Mark Chess
Facsimile:  972-3-6075456
Email: MarkC@infinity-equity.com

Norton Rose Fulbright
1301 McKinney, Suite 5100
Houston, TX 77010-3095
Attn: Charles Powell
Facsimile: (713) 651-5246
Email: Charles.powell@nortonrosefulbright.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention: Stuart Neuhasuer
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300

and

Glori Energy Inc.
4315 South Drive
Houston, TX 77053
Attn: Victor Perez
Facsimile No: 713 237 8585
Email: vperez@glorienergy.com

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If to Glori, to:	with a copy (which will not constitute notice) to:

Glori Energy Inc. 4315 South Drive Houston, TX 77053 Attn: Victor Perez Facsimile No: 713 237 8585 Email: vperez@glorienergy.com

Norton Rose Fulbright
1301 McKinney, Suite 5100
Houston, TX 77010-3095
Attn: Charles Powell
Facsimile: (713) 651-5246
Email: Charles.powell@nortonrosefulbright.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention: Stuart Neuhasuer
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300

If to the INXB Representative, to:

Infinity-C.S.V.C. Management Ltd.
3 Azrieli Center (Triangle Tower)
42nd Floor, Tel Aviv, Israel, 67023
Attn: Mark Chess
Facsimile: 972-3-6075456
Email: MarkC@infinity-equity.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention: Stuart Neuhasuer
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300

If to the Escrow Agent, to:

Continental Stock Transfer & Trust Company
17 Battery Place 8th Floor
New York, NY 10004
Attention: Compliance Department
Facsimile No: (212) 509-5150
Telephone No: (212) 845-4000

or at such other address as any of the above may have furnished to the other parties in a notice duly given as provided herein. Any such notice or communication given in the manner specified in this Section 14 shall be deemed to have been given (i) on the date personally delivered or transmitted by facsimile or email (with affirmative confirmation of receipt), (ii) one (1) Business Day after the date sent by recognized overnight courier that issues a receipt or other confirmation of delivery or (iii) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid.

Section 15.          Term. This Agreement shall terminate upon the final, proper and complete distribution of the Escrow Property in accordance with the terms hereof; provided, that the Purchaser’s obligations under Section 12 hereof shall survive any termination of this Agreement.

Section 16.          Entire Agreement. The terms and provisions of this Agreement (including the Exhibits hereto, which are hereby incorporated by reference herein) constitute the entire agreement between the Escrow Agent and the other parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing, as between Glori and the INXB Representative, the terms of the Merger Agreement shall control and govern over the terms of this Agreement in the event of any conflict or inconsistency between this Agreement and the Merger Agreement. The actions of the Escrow Agent shall be governed solely by this Agreement.

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Section 17.          Amendment; Waiver. This Agreement may be amended or modified only by a written instrument duly signed by the parties hereto, and any provision hereof may be waived only by a written instrument duly signed by the party against whom enforcement of such waiver is sought.

Section 18.          Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 19.          Further Assurances. From time to time on and after the date hereof, the other parties hereto shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

Section 20.          Accounting. In the event of the resignation or removal of the Escrow Agent, upon the termination of this Agreement or upon demand at any time of either Glori or the INXB Representative under reasonable circumstances, the Escrow Agent shall render to Glori, the INXB Representative, and the successor escrow agent (if any) an accounting (free of charge) in writing of the property constituting the Escrow Property.

Section 21.          Interpretation. The parties acknowledge and agree that: (a) this Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits attached hereto) and have contributed to its revision and (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (i) words of the masculine, feminine or neuter gender will include the masculine, neuter or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any Law means such Law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (iv) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein; (v) the term “or” means “and/or”; (vi) the words “herein, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (vii) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (viii) any reference herein to “dollars” or “$” shall mean United States dollars; and (ix) reference to any Section or Exhibit means such Section hereof or Exhibit hereto.

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Section 22.          Successors and Assigns. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto; provided, however, that if the INXB Representative is replaced in accordance with the terms of the Merger Agreement, the replacement INXB Representative shall automatically become a party to this Agreement as if it were the original INXB Representative hereunder upon providing (i) written notice to the Escrow Agent and Glori of such replacement and accepting its rights and obligations under this Agreement and (ii) the Escrow Agent with the Patriot Act documentation referenced in Section 27 hereof from such replacement INXB Representative. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 23.          Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to or exclusive of, any rights or remedies otherwise available to a party hereunder.

Section 24.          Governing Law; Venue. The terms and provisions of this Agreement shall be construed and enforced in accordance with the Laws of the State of New York without reference to its conflict of laws provisions. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state or federal court located in New York County, New York (or in any court in which appeal from such courts may be taken) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

Section 25.          Waiver of Jury Trial. THE PURCHASER, GLORI, THE INXB REPRESENTATIVE AND THE ESCROW AGENT EACH SHALL WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS ESCROW AGREEMENT, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES HERETO AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE PARTIES HERETO EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES HERETO FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS ESCROW AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS ESCROW AGREEMENT.

Section 26.          Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Section 27.          U.S. Patriot Act. Glori and the INXB Representative agree to provide the Escrow Agent with the information reasonably requested by the Escrow Agent to verify and record Glori’s and the INXB Representative’s respective identities pursuant to the Escrow Agent’s procedures for compliance with the U.S. Patriot Act and any other applicable federal Laws.

Section 28.          Representations of the Parties. Each of the parties hereto hereby represents and warrants that as of the date hereof: (a) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all such actions have been duly and validly authorized by all necessary proceedings; and (b) this Agreement has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement of it.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

The Purchaser:

GLORI ACQUISITION CORP.

By:
Name:
Title:

Glori:

GLORI ENERGY, INC.

By:
Name:
Title:

The INXB Representative:

INFINITY-C.S.V.C. MANAGEMENT LTD.,
in its capacity under the Merger Agreement as the INXB Representative

By:
Name:
Title:

The Escrow Agent:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Escrow Agreement]

EXHIBIT A
AUTHORIZED SIGNERS

Glori:

Name	Telephone Number	Specimen Signature

1.

2.

3.

INXB Representative:

Name	Telephone Number	Specimen Signature

1.

2.

EXHIBIT B
FEE INFORMATION

The Escrow Agent’s fees shall be $300 per month.